INVESTMENT ADVISORY AGREEMENT

     AGREEMENT, made as of this 1st day of June, 2000, between VANGUARD HORIZON FUNDS, a Delaware business trust (the "Trust"), and MARATHON ASSET MANAGEMENT LIMITED, a United Kingdom corporation (the "Adviser").

     WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust desires to retain the Adviser to render investment advisory services to the series of shares of the Trust known as Vanguard Global Equity Fund (the "Fund") and the Adviser is willing to render such services;

     NOW, THEREFORE, this Agreement

                               W I T N E S S E T H

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. APPOINTMENT OF ADVISER. The Trust hereby employs the Adviser as investment adviser to the Fund, on the terms and conditions set forth herein. The Adviser accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

     2. DUTIES OF ADVISER. The Trust employs the Adviser to manage the investment and reinvestment of the assets of the Fund, to continuously review, supervise and administer an investment program for the Fund, to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested, to provide the Fund with records concerning the activities of the Adviser that the Fund is required to maintain, and to render regular reports to the Trust's officers and Board of Trustees concerning the discharge of the foregoing responsibilities. The Adviser will discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Trust, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus, any additional operating policies or procedures that the Trust communicates to the Adviser in writing, and applicable laws and regulations. The Adviser agrees to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

     3. SECURITIES TRANSACTIONS. The Adviser is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Fund, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions, except as otherwise permitted by the Board of Trustees of the Trust pursuant to written policies and procedures provided to the Adviser. The Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission

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rates  available,  if the Adviser  determines  in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Fund and the other Funds in the same Fund Group. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Adviser will promptly communicate to the Fund's officers and Board of Trustees such information relating to portfolio transactions as they may reasonably request.

     4. COMPENSATION OF ADVISER. For the services to be rendered by the Adviser as provided in this Agreement, the Fund will pay to the Adviser at the end of each of the Fund's fiscal quarters, a Basic Fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the average month-end net assets of the Fund for the quarter:

                  .45% on the first $100 million of net assets;
                  .40% on the next $150 million of net assets;
                  .25% on the net assets of the Fund in excess of $250 million.

     The Basic Fee, as provided above, will be increased or decreased by applying a Performance Fee Adjustment (the "Adjustment") based on the investment performance of the Fund relative to the investment performance of the Morgan Stanley Capital International - All Country Index (the "Benchmark"). The investment performance of the Fund will be based on the cumulative return over a trailing 36-month period ending with the applicable quarter, relative to the cumulative total return of the Benchmark for the same time period. The Adjustment applies as follows:

 CUMULATIVE 36-MONTH PERFORMANCE OF THE         PERFORMANCE FEE ADJUSTMENT AS A
        FUND VS. BENCHMARK                           PERCENTAGE OF BASIC FEE*
        ------------------                           ------------------------
     Exceeds by 3% or less                                -0.50 x Basic Fee
     Exceeds by more than 3% up to 6%                     -0.25 x Basic Fee
     Exceeds by 6% through 9%                              0.00 x Basic Fee
     Exceeds by more than 9% but less than 12%            +0.25 x Basic Fee
     Exceeds by 12% or more                               +0.50 x Basic Fee
     ---------------------------
     *For purposes of determining the fee adjustment calculation, the quarterly rate is applied against the net assets of the Fund averaged over the same time period for which the performance is measured.

          4.1. OTHER SPECIAL RULES RELATING TO ADVISER'S COMPENSATION. The following special rules will also apply to the Adviser's compensation:

     (a) FUND PERFORMANCE. The investment performance of the Fund for any period, expressed as a percentage of the Fund's net asset value per share at the beginning of the period will be the sum of: (i) the change in the Fund's net asset value per share during the period;

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(ii) the value of the Fund's cash  distributions per share having an ex-dividend date occurring within the period; (iii) the per share amount of capital gains taxes paid or accrued during such period by the Fund for undistributed realized long-term capital gains. For this purpose, the value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share paid or payable or undistributed realized long-term capital gains shall be treated as reinvested in shares of the Portfolio at the net asset value per share in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends and taxes.

     (b) BENCHMARK PERFORMANCE. The investment record of the Benchmark for any period, expressed as a percentage of the Benchmark level at the beginning of such period, will be the sum of (i) the change in the level of the Benchmark during such period, and (ii) the value, computed consistently with the Benchmark, of cash distributions made by companies whose securities comprise the Benchmark accumulated to the end of such period. For this purpose, cash distributions on the securities which comprise the Benchmark will be treated as reinvested in the Benchmark at least as frequently as the end of each calendar quarter following the payment of the dividend. The calculation will be gross of applicable costs and expenses.

     (c) EFFECT OF TERMINATION. In the event of termination of this Agreement, the fees provided in Sections 4.0 and 4.1 will be computed on the basis of the period ending on the last business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

     5. REPORTS. The Trust and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request, including information about changes in partners of the Adviser.

     6. COMPLIANCE. The Adviser agrees to comply with all policies, procedures or reporting requirements that the Board of Trustees of the Trust reasonably adopts and communicates to the Adviser in writing, including any such policies, procedures or reporting requirements relating to soft dollar or directed brokerage arrangements.

     7. STATUS OF ADVISER. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser will be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Adviser will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund or the Trust in any way or otherwise be deemed an agent of the Fund or the Trust.

     8. LIABILITY OF ADVISER. Except for negligence or malfeasance, or violation of applicable law, Marathon-London shall not be liable to the Fund or its shareholders with respect to any liabilities arising from its services rendered hereunder. However, no provision of

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

this Agreement shall be deemed to protect Marathon-London against any liability to the Fund or its shareholders to which it might otherwise be subject by reasons of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement. Federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation on any rights which the Fund may have under any such laws.

     9. DURATION AND  TERMINATION.  This Agreement will become effective on June
1, 2000, and will continue in effect thereafter, only so long as such continuance is approved at least annually by votes of the Trust's Board of Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

     Provided, however, that (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, on sixty days' written notice to Adviser, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by Adviser on ninety days' written notice to the Trust. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

     As used in this Section 9, the terms "assignment," "interested persons," a "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

     10. SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

     11. PROXY POLICY. The Adviser is responsible for voting securities held by the Fund in the best interests of Fund shareholders. In discharging this responsibility, the Adviser may, at its own cost, employ an independent proxy consultant.


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed this 22nd day of May, 2000.

ATTEST:                             VANGUARD HORIZON FUNDS



By Melissa Nassar                   By      John J. Brennan
   ---------------                      -------------------------
                                        Chairman, CEO and President



ATTEST:                             MARATHON ASSET MANAGEMENT LIMITED



By David Brown                   By      William Arah
   ---------------                      -------------------------
                                        Investment Director